Exhibit 4.13
DEMAND NOTE
Bentonville, Arkansas
July 26, 2005
     FOR VALUE RECEIVED, the undersigned, FIRST SOLAR HOLDINGS, LLC (“MAKER”) promises to pay, on demand, to the order of WALTON ENTERPRISES II, L.P. (“PAYEE”) and its office in Bentonville, Arkansas, an amount up to the sum of FIVE MILLION AND NO/100 DOLLARS ($5,000,000.00), with interest at the rate equal to the Federal short term rates (AFR) per annum from date until paid.
     Whenever PAYEE shall make an advance to the undersigned or a payment on this Note is made by the undersigned, PAYEE shall make an appropriate notation on the second page of this Note and the amount outstanding hereunder at any time shall be the sum of such advances, less any repayments thereof.
     If this obligation, after default, is placed in the hands of an attorney for collection, the MAKER, guarantors and all other persons now or hereafter liable hereon will be obligated to pay the holder hereof an additional sum, as a reasonable attorney’s fee, not to exceed Ten Percent (10%) of the unpaid principal plus all accrued interest. This clause is intended to be in compliance with Act 350 of the Arkansas Acts of 1951, approved March 20, 1951.
     The MAKER reserves the privilege to prepay all or any part of the indebtedness evidenced by this Note at any time without premium or penalty.
     Whenever used herein, the words “MAKER” and “PAYEE” shall be deemed to include their respective heirs, personal representatives, successors and assigns.
     The MAKER, endorsers, sureties, guarantors and assignors of this Note severally waive demand, presentment for payment, protest and notice of protest, and nonpayment, and agree and consent that the time for its payment may be extended, or said Note renewed from time to time and for any term or terms by agreement between the holder and any of them without notice and that after such extension or extensions, renewal or renewals, the liabilities of all parties shall remain as if no extension or renewal had been effected.

FIRST SOLAR HOLDINGS, LLC

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